                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                       Schedule 13G Exchange Act of 1934
                             (Amendment No. 1)/1/

                         Aftermarket Technology Corp.
             ----------------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
             ----------------------------------------------------
                        (Title of Class of Securities)

                                  008318 10 7
             ----------------------------------------------------
                                (CUSIP Number)

/1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following page(s))


                              Page 1 of 41 Pages

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                 PAGE 2 OF 41 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      AURORA EQUITY PARTNERS L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      DELWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            6,651,808

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,614,090
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             6,651,808

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,265,898

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      47.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                 PAGE 3 OF 41 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      AURORA OVERSEAS EQUITY PARTNERS I, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CAYMAN ISLANDS

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,061,870

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,614,090
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,061,870

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8


------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,675,960

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      18.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                 PAGE 4 OF 41 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      AURORA CAPITAL PARTNERS L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      DELWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            6,651,808

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,614,090
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             6,651,808

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,265,898

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      47.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                 PAGE 5 OF 41 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      AURORA OVERSEAS CAPITAL PARTNERS L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CAYMAN ISLANDS

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,061,870

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,614,090
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,061,870

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,675,960

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      18.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                 PAGE 6 OF 41 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      AURORA ADVISORS, INC.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      DELWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            6,651,808

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,614,090
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             6,651,808

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,265,898

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      47.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                 PAGE 7 OF 41 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      AURORA OVERSEAS ADVISORS, LTD.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CAYMAN ISLANDS

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,061,870

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,614,090
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,061,870

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,675,960

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      18.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                 PAGE 8 OF 41 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      RICHARD R. CROWELL

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          10,327,768
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             19,998/2/

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,713,678

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      10,347,766/2/

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      52.8%/2/

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                 PAGE 9 OF 41 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      RICHARD K. ROEDER

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          10,327,768
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             4,434

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,713,678

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      10,332,202

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      52.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                 PAGE 10 OF 41 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      GERALD L. PARSKY

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          10,327,768
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             37,676

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,713,678

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      10,365,444

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      52.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 11 OF 41 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      TRUSTEES OF GENERAL ELECTRIC PENSION TRUST
      I.R.S. #14-6015763

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      NEW YORK

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,825,652
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,825,652

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,825,652

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      EP

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 12 OF 41 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      GENERAL ELECTRIC INVESTMENT CORPORATION, AS INVESTMENT ADVISER TO GEPT (AS DEFINED BELOW) I.R.S. #22-2152310

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      DELAWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,825,652
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,825,652

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,825,652

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 13 OF 41 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      GENERAL ELECTRIC COMPANY
      I.R.S. #14-0689340

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      NEW YORK

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          DISCLAIMED (SEE 9 BELOW)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          DISCLAIMED (SEE 9 BELOW)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      BENEFICIAL OWNERSHIP OF ALL SHARES DISCLAIMED BY GENERAL ELECTRIC COMPANY

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      N/A

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 14 OF 41 PAGES
-----------------------                                  ---------------------


          Item 1.  Issuer.
                   ------

          (a)      Name of Issuer:
                   --------------

                   Aftermarket Technology Corp. (the "Issuer")

          (b)      Address of Issuer's Principal Executive Offices:
                   -----------------------------------------------

                   900 Oakmont Lane, Suite 100
                   Westmont, Illinois  60559

Item 2.            Security and Background.
                   -----------------------

          (a)      Name of Person Filing:
                   ---------------------

                   The person filing this Amendment No. 1 to the Schedule 13G is Aurora Equity Partners L.P., a limited partnership ("AEP").

          (b)      Principal Business Address:
                   --------------------------

                   The principal business address of AEP is West Wind Building, P.O. Box 1111, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

          (c)      Place of Organization:
                   ---------------------

                   AEP is organized in Delaware.

          (d)      Title of Class of Securities:
                   ----------------------------

                   Common Stock

          (e)      CUSIP No.:
                   ---------

                   008318 10 7

Item 3.   Filings under Rules 13d-1(b), or 13d-2(b).
          -----------------------------------------

                   Not Applicable.

Item 4.   Ownership.
          ---------

          (a)      Amount Beneficially Owned:
                   -------------------------

                   9,265,898

          (b)      Percent of Class:
                   ----------------

                   47.3%

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 15 OF 41 PAGES
-----------------------                                  ---------------------


     (c)  Voting and Dispositive Power:
          ----------------------------

          AEP has (i) sole voting and dispositive power with respect to 6,651,808 shares of Common Stock, and (ii) shared voting power with respect to 2,614,090 shares of Common Stock.

Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

              Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

              Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on By the Parent Holding Company.
        ---------------------------------------------------------

              Not Applicable.

Item 8. Identification and Classification of Members of the Group.
        ---------------------------------------------------------

              Not Applicable.

Item 9. Notice of Dissolution of Group.
        ------------------------------

              Not Applicable.

Item 10. Certification.
         -------------

              Not Applicable.

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 16 OF 41 PAGES
-----------------------                                  ---------------------

Item 1.   Issuer.
          ------

          (a)  Name of Issuer:
               --------------

               Aftermarket Technology Corp. (the "Issuer")

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               900 Oakmont Lane, Suite 100
               Westmont, Illinois  60559

Item 2.        Security and Background.
               -----------------------

               (a)  Name of Person Filing:
                    ---------------------

                    The person filing this Amendment No. 1 to the Schedule 13G is Aurora Overseas Equity Partners I, L.P., an exempted limited partnership ("AOEP").

               (b)  Principal Business Address:
                    --------------------------

                    The principal business address of AOEP is West Wind Building, Third Floor, P.O. Box 1111, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

               (c)  Citizenship:
                    -----------

                    AOEP is organized in the Cayman Islands.

               (d)  Title of Class of Securities:
                    ----------------------------

                    Common Stock

               (e)  CUSIP No.:
                    ---------

                    008318 10 7

Item 3.   Filings under Rules 13d-1(b), or 13d-2(b).
          -----------------------------------------

                    Not Applicable.

Item 4.   Ownership.
          ---------

          (a)       Amount Beneficially Owned:
                    -------------------------

                    3,675,960

          (b)       Percent of Class:
                    ----------------

                    18.7%

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 17 OF 41 PAGES
-----------------------                                  ---------------------

     (c)  Voting and Dispositive Power:
          ----------------------------

          AOEP has (i) sole voting and dispositive power with respect to 1,061,870 shares of Common Stock, and (ii) shared voting power with respect to 2,614,090 shares of Common Stock.

Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

          Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on By the Parent Holding Company.
        ---------------------------------------------------------

          Not Applicable.

Item 8. Identification and Classification of Members of the Group.
        ---------------------------------------------------------

          Not Applicable.

Item 9. Notice of Dissolution of Group.
        ------------------------------

          Not Applicable.

Item 10. Certification.
         -------------

          Not Applicable.

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 18 OF 41 PAGES
-----------------------                                  ---------------------


Item 1.   Issuer.
          ------

          (a)  Name of Issuer:
               --------------

               Aftermarket Technology Corp. (the "Issuer")

          (b) Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

               900 Oakmont Lane, Suite 100
               Westmont, Illinois  60559

Item 2.   Security and Background.
          -----------------------

          (a)  Name of Person Filing:
               ---------------------

               The person filing this Amendment No. 1 to the Schedule 13G is Aurora Capital Partners L.P. ("ACP"), a limited partnership and the general partner of AEP, a limited partnership.

          (b)  Principal Business Address:
               --------------------------

               The principal business address of ACP is 1800 Century Park East, Suite 1000, Los Angeles, California 90067.

          (c)  Citizenship:
               -----------

               ACP is organized in Delaware.

          (d)  Title of Class of Securities:
               ----------------------------

               Common Stock

          (e)  CUSIP No.:
               ---------

               008318 10 7

Item 3.   Filings under Rules 13d-1(b), or 13d-2(b).
          -----------------------------------------

               Not Applicable.

Item 4.   Ownership.
          ---------

          (a)  Amount Beneficially Owned:
               -------------------------

               9,265,898

          (b)  Percent of Class:
               ----------------

               47.3%

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 19 OF 41 PAGES
-----------------------                                  ---------------------


     (c)  Voting and Dispositive Power:
          ----------------------------

          ACP has (i) sole voting and dispositive power with respect to 6,651,808 shares of Common Stock, and (ii) shared voting power with respect to 2,614,090 shares of Common Stock.

Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

               Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on By the Parent Holding Company.
        --------------------------------------------------------

               Not Applicable.

Item 8. Identification and Classification of Members of the Group.
        ---------------------------------------------------------

               Not Applicable.

Item 9. Notice of Dissolution of Group.
        ------------------------------

               Not Applicable.

Item 10. Certification.
         -------------

               Not Applicable.

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 20 OF 41 PAGES
-----------------------                                  ---------------------


Item 1.   Issuer.
          ------

          (a)  Name of Issuer:
               --------------

               Aftermarket Technology Corp. (the "Issuer")

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               900 Oakmont Lane, Suite 100
               Westmont, Illinois  60559

Item 2.   Security and Background.
          -----------------------

          (a)  Name of Person Filing:
               ---------------------

               The person filing this Amendment No. 1 to the Schedule 13G is Aurora Overseas Capital Partners L.P. ("AOCP"), an exempted limited partnership and the general partner of AOEP, an exempted limited partnership.

          (b)  Principal Business Address:
               --------------------------

               The principal business address of AOCP is West Wind Building, Third Floor, P.O. Box 1111, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

          (c)  Citizenship:
               -----------

               AOCP is organized in the Cayman Islands.

          (d)  Title of Class of Securities:
               ----------------------------

               Common Stock

          (e)  CUSIP No.:
               ---------

               008318 10 7

Item 3.   Filings under Rules 13d-1(b), or 13d-2(b).
          -----------------------------------------

               Not Applicable.

Item 4.   Ownership.
          ---------

          (a)  Amount Beneficially Owned:
               -------------------------

               3,675,960

          (b)  Percent of Class:
               ----------------

               18.7%

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 21 OF 41 PAGES
-----------------------                                  ---------------------



     (c)  Voting and Dispositive Power:
          ----------------------------

          AOCP has (i) sole voting and dispositive power with respect to 1,061,870 shares of Common Stock, and (ii) shared voting power with respect to 2,614,090 shares of Common Stock.

Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

               Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on By the Parent Holding Company.
        --------------------------------------------------------

               Not Applicable.

Item 8. Identification and Classification of Members of the Group.
        ---------------------------------------------------------

               Not Applicable.

Item 9. Notice of Dissolution of Group.
        ------------------------------

               Not Applicable.

Item 10. Certification.
         -------------

               Not Applicable.

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 22 OF 41 PAGES
-----------------------                                  ---------------------


Item 1.   Issuer.
          ------

          (a)  Name of Issuer:
               --------------

               Aftermarket Technology Corp. (the "Issuer")

          (b) Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

               900 Oakmont Lane, Suite 100
               Westmont, Illinois  60559

Item 2.   Security and Background.
          -----------------------

          (a)  Name of Person Filing:
               ---------------------

               The person filing this Amendment No. 1 to the Schedule 13G is Aurora Advisors, Inc. ("AAI"), a corporation and the general partner of ACP, a limited partnership and the general partner of AEP, a limited partnership.

          (b)  Principal Business Address:
               --------------------------

               The principal business address of AAI is 1800 Century Park East, Suite 1000, Los Angeles, California 90067.

          (c)  Citizenship:
               -----------

               AAI is organized in Delaware.

          (d)  Title of Class of Securities:
               ----------------------------

               Common Stock

          (e)  CUSIP No.:
               ---------

               008318 10 7

Item 3.   Filings under Rules 13d-1(b), or 13d-2(b).
          -----------------------------------------

               Not Applicable.

Item 4.   Ownership.
          ---------

          (a)  Amount Beneficially Owned:
               -------------------------

               9,265,898

          (b)  Percent of Class:
               ----------------

               47.3%

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 23 OF 41 PAGES
-----------------------                                  ---------------------



     (c)  Voting and Dispositive Power:
          ----------------------------

          AAI has (i) sole voting and dispositive power with respect to 6,651,808 shares of Common Stock, and (ii) shared voting power with respect to 2,614,090 shares of Common Stock.

Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

               Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on By the Parent Holding Company.
        --------------------------------------------------------

               Not Applicable.

Item 8. Identification and Classification of Members of the Group.
        ---------------------------------------------------------

               Not Applicable.

Item 9. Notice of Dissolution of Group.
        ------------------------------

               Not Applicable.

Item 10. Certification.
         -------------

               Not Applicable.

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 24 OF 41 PAGES
-----------------------                                  ---------------------



Item 1.   Issuer.
          ------

          (a)  Name of Issuer:
               --------------

               Aftermarket Technology Corp. (the "Issuer")

          (b) Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

               900 Oakmont Lane, Suite 100
               Westmont, Illinois  60559

Item 2.   Security and Background.
          -----------------------

          (a)  Name of Person Filing:
               ---------------------

               The person filing this Amendment No. 1 to the Schedule 13G is Aurora Overseas Advisors, Ltd. ("AOAL"), an exempted company and the general partner of AOCP, an exempted limited partnership and the general partner of AOEP, an exempted limited partnership.

          (b)  Principal Business Address:
               --------------------------

               The principal business address of AOAL is West Wind Building, Third Floor, P.O. Box 1111, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

          (c)  Place of Organization:
               ---------------------

               AOAL is organized in the Cayman Islands.

          (d)  Title of Class of Securities:
               ----------------------------

               Common Stock

          (e)  CUSIP No.:
               ---------

               008318 10 7

Item 3.   Filings under Rules 13d-1(b), or 13d-2(b).
          -----------------------------------------

               Not Applicable.

Item 4.   Ownership.
          ---------

          (a)  Amount Beneficially Owned:
               -------------------------

               3,675,960

          (b)  Percent of Class:
               ----------------

               18.7%

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 25 OF 41 PAGES
-----------------------                                  ---------------------



     (c)  Voting and Dispositive Power:
          ----------------------------

          AOAL has (i) sole voting and dispositive power with respect to 1,061,870 shares of Common Stock, and (ii) shared voting power with respect to 2,614,090 shares of Common Stock.

Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

               Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on By the Parent Holding Company.
        --------------------------------------------------------

               Not Applicable.

Item 8. Identification and Classification of Members of the Group.
        ---------------------------------------------------------

               Not Applicable.

Item 9. Notice of Dissolution of Group.
        ------------------------------

               Not Applicable.

Item 10. Certification.
         -------------

               Not Applicable.

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 26 OF 41 PAGES
-----------------------                                  ---------------------


Item 1.   Issuer.
          ------

          (a)  Name of Issuer:
               --------------

               Aftermarket Technology Corp. (the "Issuer")

          (b) Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

               900 Oakmont Lane, Suite 100
               Westmont, Illinois  60559

Item 2.   Security and Background.
          -----------------------

          (a)  Name of Person Filing:
               ---------------------

               The person filing this Amendment No. 1 to the Schedule 13G is Richard R. Crowell, an individual. Mr. Crowell is one of three stockholders and directors of AAI, a corporation and the general partner of ACP, a limited partnership and the general partner of AEP, a limited partnership. Mr. Crowell also is one of three stockholders and directors of AOAL, an exempted company and the general partner of AOCP, an exempted limited partnership and the general partner of AOEP, an exempted limited partnership.

          (b)  Principal Business Address:
               --------------------------

               The principal business address of Mr. Crowell is Aurora Capital Partners L.P., 1800 Century Park East, Suite 1000, Los Angeles, California 90067.

          (c)  Citizenship:
               -----------

               Mr. Crowell is a citizen of the United States.

          (d)  Title of Class of Securities:
               ----------------------------

               Common Stock

          (e)  CUSIP No.:
               ---------

               008318 10 7

Item 3.   Filings under Rules 13d-1(b), or 13d-2(b).
          -----------------------------------------

               Not Applicable.

Item 4.   Ownership.
          ---------

          (a)  Amount Beneficially Owned:
               -------------------------

               10,347,766/2/

          (b)  Percent of Class:
               ----------------

               52.8%/2/

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 27 OF 41 PAGES
-----------------------                                  ---------------------



     (c)  Voting and Dispositive Power:
          ----------------------------

          Mr. Crowell has (i) shared voting power with respect to 10,327,768 shares of Common Stock, (ii) sole dispositive power with respect to 19,998/2/ shares of Common Stock, and (iii) shared dispositive power with respect to 7,713,678 shares of Common Stock.

Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

               Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on By the Parent Holding Company.
        --------------------------------------------------------

               Not Applicable.

Item 8. Identification and Classification of Members of the Group.
        ---------------------------------------------------------

               Not Applicable.

Item 9. Notice of Dissolution of Group.
        ------------------------------

               Not Applicable.

Item 10. Certification.
         -------------

               Not Applicable.
------------
/2/ Mr. Crowell did not buy or sell any shares of Common Stock in 1997. The number of shares of Common Stock with respect to which Mr. Crowell holds sole dispositive power reflected in the original Schedule 13G is 200 shares greater than the correct amount reflected in this Amendment No. 1. This overstatement was the result of an administrative oversight on the part of a securities broker.

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 28 OF 41 PAGES
-----------------------                                  ---------------------


Item 1.   Issuer.
          ------

          (a)  Name of Issuer:
               --------------

               Aftermarket Technology Corp. (the "Issuer")

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               900 Oakmont Lane, Suite 100
               Westmont, Illinois  60559

Item 2.        Security and Background.
               -----------------------

          (a)  Name of Person Filing:
               ---------------------

               The person filing this Amendment No. 1 to the Schedule 13G is Richard K. Roeder, an individual. Mr. Roeder is one of three stockholders and directors of AAI, a corporation and the general partner of ACP, a limited partnership and the general partner of AEP, a limited partnership. Mr. Roeder also is one of three stockholders and directors of AOAL, an exempted company and the general partner of AOCP, an exempted limited partnership and the general partner of AOEP, an exempted limited partnership.

          (b)  Principal Business Address:
               --------------------------

               The principal business address of Mr. Roeder is Aurora Capital Partners L.P., 1800 Century Park East, Suite 1000, Los Angeles, CA 90067.

          (c)  Citizenship:
               -----------

               Mr. Roeder is a citizen of the United States.

          (d)  Title of Class of Securities:
               ----------------------------

               Common Stock

          (e)  CUSIP No.:
               ---------

               008318 10 7

Item 3.   Filings under Rules 13d-1(b), or 13d-2(b).
          -----------------------------------------

               Not Applicable.

Item 4.   Ownership.
          ---------

          (a)  Amount Beneficially Owned:
               -------------------------

               10,332,202

          (b)  Percent of Class:
               ----------------

               52.8%

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 29 OF 41 PAGES
-----------------------                                  ---------------------


     (c)  Voting and Dispositive Power:
          ----------------------------

          Mr. Roeder has (i) shared voting power with respect to 10,327,768 shares of Common Stock, (ii) sole dispositive power with respect to 4,434 shares of Common Stock, and (iii) shared dispositive power with respect to 7,713,678 shares of Common Stock.

Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

               Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on By the Parent Holding Company.
        --------------------------------------------------------

               Not Applicable.

Item 8. Identification and Classification of Members of the Group.
        ---------------------------------------------------------

               Not Applicable.

Item 9. Notice of Dissolution of Group.
        ------------------------------

               Not Applicable.

Item 10. Certification.
         -------------

               Not Applicable.

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 30 OF 41 PAGES
-----------------------                                  ---------------------


Item 1.   Issuer.
          ------

          (a)  Name of Issuer:
               --------------

               Aftermarket Technology Corp. (the "Issuer")

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               900 Oakmont Lane, Suite 100
               Westmont, Illinois  60559

Item 2.   Security and Background.
          -----------------------

          (a)  Name of Person Filing:
               ---------------------

               The person filing this Amendment No. 1 to the Schedule 13G is Gerald L. Parsky, an individual. Mr. Parsky is one of three stockholders and directors of AAI, a corporation and the general partner of ACP, a limited partnership and the general partner of AEP, a limited partnership. Mr. Parsky also is one of three stockholders and directors of AOAL, an exempted company and the general partner of AOCP, an exempted limited partnership and the general partner of AOEP, an exempted limited partnership.

          (b)  Principal Business Address:
               --------------------------

               The principal business address of Mr. Parsky is Aurora Capital Partners L.P., 1800 Century Park East, Suite 1100, Los Angeles, California 90067.

          (c)  Citizenship:
               -----------

               Mr. Parsky is a citizen of the United States.

          (d)  Title of Class of Securities:
               ----------------------------

               Common Stock

          (e)  CUSIP No.:
               ---------

               008318 10 7

Item 3.   Filings under Rules 13d-1(b), or 13d-2(b).
          -----------------------------------------

               Not Applicable.

Item 4.   Ownership.
          ---------

          (a)  Amount Beneficially Owned:
               -------------------------

               10,365,444

          (b)  Percent of Class:
               ----------------

               52.9%

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 31 OF 41 PAGES
-----------------------                                  ---------------------


     (c)  Voting and Dispositive Power:
          ----------------------------

          Mr. Parsky has (i) shared voting power with respect to 10,327,768 shares of Common Stock, (ii) sole dispositive power with respect to 37,676 shares of Common Stock, and (iii) shared dispositive power with respect to 7,713,678 shares of Common Stock.

Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

               Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on By the Parent Holding Company.
        --------------------------------------------------------

               Not Applicable.

Item 8. Identification and Classification of Members of the Group.
        ---------------------------------------------------------

               Not Applicable.

Item 9. Notice of Dissolution of Group.
        ------------------------------

               Not Applicable.

Item 10. Certification.
         -------------

               Not Applicable.

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 32 OF 41 PAGES
-----------------------                                  ---------------------


Item 1.   Issuer.
          ------

          (a)  Name of Issuer:
               --------------

               Aftermarket Technology Corp. (the "Issuer")

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               900 Oakmont Lane, Suite 100
               Westmont, Illinois  60559

Item 2.   Security and Background.
          -----------------------
          (a)  Name of Person Filing:
               ---------------------

               The person filing this Amendment No. 1 to the Schedule 13G is the Trustees of General Electric Pension Trust, a common law trust ("GEPT").

          (b)  Principal Business Address:
               --------------------------

               The principal business address of GEPT is c/o General Electric Investment Corporation, 3003 Summer Street, Stamford, Connecticut 06905, Attn: Michael Pastore, Esq.

          (c)  Citizenship:
               -----------

               GEPT is organized in New York.

          (d)  Title of Class of Securities:
               ----------------------------

               Common Stock

          (e)  CUSIP No.:
               ---------

               008318 10 7

Item 3.   Filings under Rules 13d-1(b), or 13d-2(b).
          -----------------------------------------

               Not Applicable.

Item 4.   Ownership.
          ---------

          (a)  Amount Beneficially Owned:
               -------------------------

               1,825,652

          (b)  Percent of Class:
               ----------------

               9.3%

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 33 OF 41 PAGES
-----------------------                                  ---------------------


     (c)  Voting and Dispositive Power:
          ----------------------------
          GEPT has shared voting power and shared dispositive power with respect to 1,825,652 shares of Common Stock.

Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

               Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on By the Parent Holding Company.
        ---------------------------------------------------------

               Not Applicable.

Item 8. Identification and Classification of Members of the Group.
        ---------------------------------------------------------

               Not Applicable.

Item 9. Notice of Dissolution of Group.
        ------------------------------

               Not Applicable.

Item 10. Certification.
         -------------

               Not Applicable.

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 34 OF 41 PAGES
-----------------------                                  ---------------------


Item 1.   Issuer.
          ------

          (a)  Name of Issuer:
               --------------

               Aftermarket Technology Corp. (the "Issuer")

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               900 Oakmont Lane, Suite 100
               Westmont, Illinois  60559

Item 2.   Security and Background.
          -----------------------

          (a)  Name of Person Filing:
               ---------------------

               The person filing this Amendment No. 1 to the Schedule 13G is General Electric Investment Corporation, as Investment Adviser to GEPT ("GEIC").

          (b)  Principal Business Address:
               --------------------------

               The principal business address of GEIC is 3003 Summer Street, Stamford, Connecticut 06905, Attn: Michael Pastore, Esq.

          (c)  Citizenship:
               -----------

               GEIC is organized in Delaware.

          (d)  Title of Class of Securities:
               ----------------------------

               Common Stock

          (e)  CUSIP No.:
               ---------

               008318 10 7

Item 3.   Filings under Rules 13d-1(b), or 13d-2(b).
          -----------------------------------------

               Not Applicable.

Item 4.   Ownership.
          ---------

          (a)  Amount Beneficially Owned:
               -------------------------

               1,825,652

          (b)  Percent of Class:
               ----------------

               9.3%

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 35 OF 41 PAGES
-----------------------                                  ---------------------


     (c)  Voting and Dispositive Power:
          ----------------------------
          GEIC has shared voting power and shared dispositive power with respect to 1,825,652 shares of Common Stock.

Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

               Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on By the Parent Holding Company.
        ---------------------------------------------------------

               Not Applicable.

Item 8. Identification and Classification of Members of the Group.
        ---------------------------------------------------------

               Not Applicable.

Item 9. Notice of Dissolution of Group.
        ------------------------------

               Not Applicable.

Item 10. Certification.
         -------------

               Not Applicable.

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 36 OF 41 PAGES
-----------------------                                  ---------------------



Item 1.   Issuer.
          ------

          (a)  Name of Issuer:
               --------------

               Aftermarket Technology Corp. (the "Issuer")

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               900 Oakmont Lane, Suite 100
               Westmont, Illinois  60559

Item 2.   Security and Background.
          -----------------------

          (a)  Name of Person Filing:
               ---------------------

               The person filing this Amendment No. 1 to the Schedule 13G is General Electric Company, a corporation ("GE").

          (b)  Principal Business Address:
               --------------------------

               The principal business address of GE is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

          (c)  Citizenship:
               -----------

               GE is organized in New York.

          (d)  Title of Class of Securities:
               ----------------------------

               Common Stock

          (e)  CUSIP No.:
               ---------

               008318 10 7

Item 3.   Filings under Rules 13d-1(b), or 13d-2(b).
          -----------------------------------------

               Not Applicable.

Item 4.   Ownership.
          ---------

          (a)  Amount Beneficially Owned:
               -------------------------

               GE disclaims beneficial ownership of any and all shares held by GEPT.

          (b)  Percent of Class:
               ----------------

               Not Applicable (see above).

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 37 OF 41 PAGES
-----------------------                                  ---------------------




          (c)  Voting and Dispositive Power:
               ----------------------------

               GE disclaims beneficial ownership of any and all shares of the Issuer.

Item 5.   Ownership of Five Percent or Less of a Class.
          --------------------------------------------

               Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on By the Parent Holding Company.
        ---------------------------------------------------------

               Not Applicable.

Item 8. Identification and Classification of Members of the Group.
        ---------------------------------------------------------

               Not Applicable.

Item 9. Notice of Dissolution of Group.
        ------------------------------

               Not Applicable.

Item 10. Certification.
         -------------

               Not Applicable.

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 38 OF 41 PAGES
-----------------------                                  ---------------------


                                   SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



AURORA EQUITY PARTNERS L.P.

By:  Aurora Capital Partners L.P.,
its general partner

By:  Aurora Advisors, Inc.,
its general partner

By: /s/ Richard K. Roeder
    --------------------------------                 February 13, 1998
 Name: Richard K. Roeder
      ------------------------------
 Title: Vice President
       -----------------------------


AURORA OVERSEAS EQUITY
PARTNERS I, L.P.

By:  Aurora Overseas Capital Partners L.P.,
     its general partner

By:  Aurora Overseas Advisors, Ltd.,
     its general partner

By: /s/ Richard K. Roeder
    --------------------------------                 February 13, 1998
 Name: Richard K. Roeder
      ------------------------------
 Title: Director
       -----------------------------


AURORA CAPITAL PARTNERS L.P.

By:  Aurora Advisors, Inc.,
     its general partner

By: /s/ Richard K. Roeder
   --------------------------------                 February 13, 1998
 Name: Richard K. Roeder
      -----------------------------
 Title: Vice President
       ----------------------------

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 39 OF 41 PAGES
-----------------------                                  ---------------------


AURORA OVERSEAS CAPITAL
PARTNERS L.P.

By:  Aurora Overseas Advisors, Ltd.,
     its general partner

By: /s/ Richard K. Roeder
   --------------------------------                February 13, 1998
 Name: Richard K. Roeder
      -----------------------------
 Title: Director
       ----------------------------


AURORA ADVISORS, INC.

By: /s/ Richard K. Roeder
   -------------------------------                 February 13, 1998
 Name: Richard K. Roeder
      ----------------------------
 Title: Vice President
       ---------------------------


AURORA OVERSEAS ADVISORS, LTD.

By: /s/ Richard K. Roeder
   --------------------------------                February 13, 1998
 Name: Richard K. Roeder
      -----------------------------
 Title: Director
       ----------------------------

/s/ Richard R. Crowell
-----------------------------------                February 13, 1998
RICHARD R. CROWELL

/s/ Richard K. Roeder
-----------------------------------                February 13, 1998
RICHARD K. ROEDER

/s/ Gerald L. Parsky
-----------------------------------                February 13, 1998
GERALD L. PARSKY

TRUSTEES OF GENERAL ELECTRIC
PENSION TRUST

By: /s/ Alan M. Lewis
   --------------------------------                February 13, 1998
Name: Alan M. Lewis
     ------------------------------
Title:  Trustee

-----------------------                                  ---------------------
 CUSIP NO. 008318 10 7                 13G                PAGE 40 OF 41 PAGES
-----------------------                                  ---------------------

GENERAL ELECTRIC INVESTMENT
CORPORATION

By: /s/ Michael M. Pastore
   -------------------------------                 February 13, 1998
Name: Michael M. Pastore
     -----------------------------
Title: Vice President
      ----------------------------


GENERAL ELECTRIC COMPANY
By: /s/ John H. Myers
   --------------------------------                February 13, 1998
Name: John H. Myers
     ------------------------------
Title: Vice President
      -----------------------------